Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140240

January 2008 Performance Update

The Frontier Fund Supplement Dated February 11, 2008 to Prospectus Dated November 9, 2007

THE FRONTIER FUND’S GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2	January 31, 2008 MTD	January 31, 2008 YTD	NAV / Unit
Balanced Series-2	-0.30%	-0.30%	$111.66
Balanced Series-2a	-0.33%	-0.33%	$95.15
Campbell/Graham Series-2	0.58%	0.58%	$100.78
Currency Series-2	-0.22%	-0.22%	$110.75
Long/Short Commodity Series-2	4.84%	4.84%	$112.37
Graham Series-2	1.68%	1.68%	$106.12
Winton Series-2	3.23%	3.23%	$122.44
Long Only Commodity Series-2	3.36%	3.36%	$118.91
Managed Futures Index Series-2	5.79%	5.79%	$110.46

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of January 31, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(2,137,047.74)
Unrealized trading gain/(loss)	2,187,785.33
Less: commissions	(54,221.64)
Less: FCM fees	(27,418.68)
Foreign currency gain/(loss)	5,747.28
Interest income	76,903.12

Total Income	51,747.67

EXPENSES
Management fees	(19,637.24)
Incentive fees	212,833.80

Total Expenses	193,196.56

Net Income (Loss)	$(141,448.89)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	410,311.49471	$45,954,042.24	112.00
Current month additions	3,040.66258	340,720.12
Current month redemptions	(5,964.56414)	(664,983.06)
Net Income (loss) for current month		(141,448.89)

Net Asset Value, end of current month	407,387.59315	$45,488,330.41	111.66

	Monthly rate of return		-0.30%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(56,148.31)
Unrealized trading gain/(loss)	57,082.92
Less: commissions	(1,465.93)
Less: FCM fees	(741.13)
Foreign currency gain/(loss)	155.26
Interest income	3,267.87

Total Income	2,150.68

EXPENSES
Trading Fee	1,239.79
Management fees	(281.76)
Incentive fees	5,773.05

Total Expenses	6,731.08

Net Income (Loss)	$(4,580.40)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	13,110.02148	$1,251,555.92	95.47
Current month additions	—	—
Current month redemptions	(519.81119)	(48,985.41)
Net Income (loss) for current month		(4,580.40)

Net Asset Value, end of current month	12,590.21029	$1,197,990.11	95.15

	Monthly rate of return		-0.33%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 2A

THE FRONTIER FUND CAMPBELL GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$102,913.57
Unrealized trading gain/(loss)	(67,066.62)
Less: commissions	(1,441.32)
Less: FCM fees	(3,032.68)
Foreign currency gain/(loss)	113.15
Interest income	10,155.24

Total Income	41,641.34

EXPENSES
Management fees	10,855.38
Incentive fees	(1,999.32)

Total Expenses	8,856.06

Net Income (Loss)	$32,785.28

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	58,084.64706	$5,820,002.18	100.20
Current month additions	441.33847	44,298.06
Current month redemptions	(1,738.57468)	(174,184.22)
Net Income (loss) for current month		32,785.28

Net Asset Value, end of current month	56,787.41085	$5,722,901.30	100.78

	Monthly rate of return		0.58%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Campbell Graham Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(17,778.23)
Unrealized trading gain/(loss)	4,572.88
Net change in inter-series payables	9,967.25
Less: FCM fees	(2,963.83)
Interest income	8,209.21

Total Income	2,007.28

EXPENSES
Management fees	3,765.68
Incentive fees	—

Total Expenses	3,765.68

Net Income (Loss)	$(1,758.40)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	7,209.21602	$800,193.65	111.00
Current month additions	167.03984	18,500.00
Current month redemptions	—	—
Net Income (loss) for current month		(1,758.40)

Net Asset Value, end of current month	7,376.25586	$816,935.25	110.75

	Monthly rate of return		-0.22%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(228,577.00)
Unrealized trading gain/(loss)	434,919.91
Less: commissions	(5,322.83)
Less: FCM fees	(1,689.78)
Foreign currency gain/(loss)	—
Interest income	9,434.24

Total Income	208,764.54

EXPENSES
Management fees	10,078.05
Incentive fees	21,815.87

Total Expenses	31,893.92

Net Income (Loss)	$176,870.62

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	34,135.83844	$3,658,889.56	107.19
Current month additions	1,203.79502	132,278.72
Current month redemptions	(685.95900)	(74,046.22)
Net Income (loss) for current month		176,870.62

Net Asset Value, end of current month	34,653.67446	$3,893,992.68	112.37

	Monthly rate of return		4.83%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$77,858.35
Unrealized trading gain/(loss)	(45,017.97)
Less: commissions	(924.01)
Less: FCM fees	(720.01)
Foreign currency gain/(loss)	(293.02)
Interest income	3,586.51

Total Income	34,489.85

EXPENSES
Management fees	3,596.84
Incentive fees	145.63

Total Expenses	3,742.47

Net Income (Loss)	$30,747.38

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	17,331.19483	$1,808,775.97	104.37
Current month additions	419.44073	44,000.00
Current month redemptions	(156.15235)	(16,478.56)
Net Income (loss) for current month		30,747.38

Net Asset Value, end of current month	17,594.48321	$1,867,044.79	106.12

	Monthly rate of return		1.67%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$46,110.77
Unrealized trading gain/(loss)	386,231.40
Less: commissions	(2,186.84)
Less: FCM fees	(3,945.07)
Foreign currency gain/(loss)	143.93
Interest income	16,018.16

Total Income	442,372.35

EXPENSES
Management fees	15,895.23
Incentive fees	91,639.73

Total Expenses	107,534.96

Net Income (Loss)	$334,837.39

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	87,472.72415	$10,374,900.56	118.61
Current month additions	—	—
Current month redemptions	(4.44345)	(536.94)
Net Income (loss) for current month		334,837.39

Net Asset Value, end of current month	87,468.28070	$10,709,201.01	122.44

	Monthly rate of return		3.23%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$9,890.59
Unrealized trading gain/(loss)	—
Less: commissions	—
Less: FCM fees	(139.85)
Foreign currency gain/(loss)	—
Interest income	804.45

Total Income	10,555.19

EXPENSES
Management fees	340.39
Incentive fees	—

Total Expenses	340.39

Net Income (Loss)	$10,214.80

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	2,600.75449	$299,178.57	115.04
Current month additions	127.39503	15,000.00
Current month redemptions	—	—
Net Income (loss) for current month		10,214.80

Net Asset Value, end of current month	2,728.14952	$324,393.37	118.91

	Monthly rate of return		3.36%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$1,758.69
Unrealized trading gain/(loss)	17,328.25
Less: commissions	(100.33)
Less: FCM fees	(112.49)
Foreign currency gain/(loss)	10.10
Interest income	995.18

Total Income	19,879.40

EXPENSES
Management fees	449.67
Incentive fees	—

Total Expenses	449.67

Net Income (Loss)	$19,429.73

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	3,214.95190	$335,709.31	104.42
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		19,429.73

Net Asset Value, end of current month	3,214.95190	$355,139.04	110.46

	Monthly rate of return		5.79%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Managed Futures Index Series 2